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                         EXECUTIVE EMPLOYMENT AGREEMENT


     AGREEMENT made as of the 15th day of June, 2001, by and between WMS Industries Inc., a Delaware corporation (the "Corporation"), and Brian R. Gamache ("Executive").

                                   WITNESSETH:

     WHEREAS, the Corporation and Executive are parties to an employment agreement dated as of March 21, 2000 (the "Old Employment Agreement"); and

     WHEREAS, the Corporation and Executive desire to terminate the Old Employment Agreement and enter into a new employment agreement on the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties hereto agree as follows:

     1. TERMINATION OF OLD EMPLOYMENT AGREEMENT. The Old Employment Agreement is hereby terminated and of no further force and effect.

     2. EMPLOYMENT; DUTIES. The Corporation hereby employs Executive as an executive of the Corporation to perform services as President and Chief Executive Officer and to perform such other supervisory, managerial or executive duties on behalf of the Corporation as the Board of Directors of the Corporation may from time to time determine. Executive has been elected as a director of the Corporation. Executive agrees to serve in such capacity in accordance with the Corporation's by-laws.

     3. ACCEPTANCE AND LOYALTY. Executive hereby accepts such employment and agrees that throughout the period of his employment hereunder, he will devote his full time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of the Corporation and will perform the duties assigned to him pursuant to


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Section 2 hereof. Executive shall perform all duties and responsibilities in a professional manner consistent with the skill, competence and efficiency expected of an executive employee performing the duties assigned to Executive and subject to the direction and control of the Board of Directors of the Corporation. Executive will do such traveling as may be reasonably required of him in the performance of his obligations hereunder. Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions and restrictions as the Corporation may from time to time establish. During his employment hereunder, Executive shall not, without the written approval of the Board of Directors of the Corporation first had and obtained in each instance, directly or indirectly, accept employment or compensation from or perform services of any nature for, any business enterprise other than the Corporation or any of its subsidiaries or affiliates. Notwithstanding the foregoing, Executive may render without compensation investment services to any immediate member of Executive's family, which shall include the Executive and any trust or account which is comprised entirely of assets held for the benefit of such Executive and/or immediate members of his family. During Executive's employment hereunder, Executive shall not be entitled to additional compensation for serving in any office, including as a director, of the Corporation or any of its subsidiaries or affiliates to which he may be elected. Executive represents and warrants that, to his best knowledge, there are no contractual, licensing or other impediments to the performance of Executive's services hereunder.

     4. TERM. The term of Executive's employment hereunder shall commence on the date hereof (the "Commencement Date") and shall terminate on June 30, 2004 (the "Original Term"); provided, however, that the term of Executive's employment shall be deemed automatically extended from time to time such that the term of such employment shall at no time



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be less than three years (the "Extended Term"); and provided further, that
Executive's services hereunder may be terminated (i) by either party effective upon expiration of the Original Term or the Extended Term upon written notice from the terminating party to the other party dated and received at least three years prior to the respective termination date, or (ii) by the Corporation effective on the Date of Termination as defined in Section 14.6 if such termination is for "cause" as defined in Section 14.3, or (iii) by Executive effective on the Date of Termination as defined in Section 14.6 if such termination is for "good reason" as defined in Section 14.4. The Original Term and the Extended Term are hereafter collectively referred to as the "Term" and each full year of the Term is hereafter referred to as an "Employment Year."

     5.   COMPENSATION AND BENEFITS.

          5.1 BASE SALARY. The Corporation shall pay to Executive a base salary ("Base Salary") at the rate of Five Hundred Fifty Thousand Dollars ($550,000) per annum for each Employment Year, or such greater amount as the Board of Directors of the Corporation shall from time to time determine. Base salary shall be payable in equal installments in accordance with the Corporation's normal payroll policy and will be reviewed by the Board of Directors of the Corporation at least once each Employment Year.

          5.2 BONUS. Commencing with the fiscal year of the Corporation beginning July 1, 2001, and each fiscal year thereafter during the Term, Executive shall be paid a bonus in the amount equal to the lesser of (i) One Million Dollars ($1,000,000); or (ii) one percent (1%) of "adjusted pre-tax income." The term "adjusted pre-tax income" means the "income before tax provision and extraordinary items" of the Corporation as reported on its audited consolidated statements of operations with respect to the applicable fiscal year, but modified to eliminate the effect of the bonus payable pursuant to this
Section 5.2, such modification to be determined by




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the Board of Directors in accordance with generally accepted accounting principles. The amount of the bonus, if any, to which Executive becomes entitled pursuant to this Section shall be paid within 15 days after the Corporation publicly announces its audited results for the applicable fiscal year. With respect to the fiscal year of the Corporation during which Executive's employment hereunder terminates for any reason, Executive shall be entitled to a pro rata bonus based upon the number of days in such fiscal year during which Executive was employed by the Corporation. If requested by Executive, the Corporation shall make quarterly interest free advances against the bonus in amounts mutually agreeable to the Corporation and Executive. If such advances exceed the bonus to which Executive is entitled for any fiscal year, such excess shall be repaid by Executive to the Corporation within 15 days after the Corporation publicly announces its audited results for the applicable fiscal year. In its discretion, the Board of Directors of the Corporation may award to Executive a bonus greater than that provided for in this Section.

          5.3 HEALTH INSURANCE, ETC. Executive shall be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in any disability, hospitalization, insurance, medical service, or other health-related employee benefit plan which is generally available to executive employees of the Corporation and which may be in effect from time to time during the Term, including the Exec-U-Care insurance program. If the Corporation changes the terms of any health insurance policies which cover Executive or members of his family, the Corporation will use reasonable efforts to provide for such changed policies to cover any pre-existing condition of Executive or such covered members of his family at the time of such change. The Corporation shall be under no obligation to institute or continue the existence of any such generally available employee benefit plan.



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     6.   BUSINESS EXPENSES. The Corporation shall reimburse Executive for all authorized expenses reasonably incurred by him in accordance with the Corporation's travel and entertainment policies and procedures in effect during the Term. Executive shall be entitled to fly first class on the Corporation's business. So long as the Corporation retains its rights to use a corporate aircraft, Executive will have the right to reasonable use of that aircraft for corporate purposes.

     7.   STOCK OPTIONS.

          7.1 Within 90 days after the Commencement Date on a date designated by Executive, which date shall not be earlier than the date on which such designation is made, the Corporation will grant Executive non-qualified options to purchase One Hundred Seventy Five Thousand (175,000) shares of the Corporation's common stock at the fair market value of such shares on the date of grant under one or more of the Corporation's existing stock option plans. The options will be exercisable for 58,334 shares on or after the first anniversary of the date of grant, an additional 58,333 shares on or after the second anniversary of the date of grant and an additional 58,333 shares on or after the third anniversary of the date of grant, will provide for acceleration of vesting as set forth in Section 16.3, and will otherwise provide for the normal terms and conditions of options granted from time to time by the Corporation to executive level employees.

          7.2 Beginning with the fiscal year ending June 30, 2002, in each fiscal year during the Term in which the Executive is employed by the Corporation for the full fiscal year and in which the Corporation's diluted earnings per share from continuing operations, as reported in the Corporation's audited consolidated statements of operations, equals or exceeds the Minimum EPS Amount, as defined below, for that fiscal year, the Corporation will grant



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Executive, within 30 days after the Corporation publicly announces its audited results for such fiscal year, non-qualified options to purchase a minimum of One Hundred Thousand (100,000) shares of the Corporation's common stock at the fair market value of such shares on the date of grant. The options will be exercisable for one-third of the shares covered thereby on or after the first anniversary of the date of grant, an additional one-third of the shares covered thereby on or after the second anniversary of the date of grant, and an additional one-third of the shares covered thereby on or after the third anniversary of the date of grant, will provide for acceleration of vesting as set forth in Section 16.3, and will otherwise provide for the normal terms and conditions of options granted from time to time by the Corporation to executive level employees. The "Minimum EPS Amount" for fiscal 2002 shall mean 1.15 times the Corporation's diluted earnings per share from continuing operations for fiscal 2001 (such fiscal 2001 earnings per share to be computed before charges for the payments to Louis J. Nicastro pursuant to the agreement dated June 12, 2001 between Mr. Nicastro and the Corporation); and the Minimum EPS Amount for each subsequent fiscal year shall mean 1.15 times the Minimum EPS Amount for the immediately preceding fiscal year. For example, if the Corporation's earnings per share for fiscal 2001 are $1.40, the Minimum EPS Amount for fiscal 2002 would be $1.61, the Minimum EPS Amount for fiscal 2003 would be $1.85 and the minimum EPS Amount for fiscal 2004 would be $2.13. Appropriate adjustments to Minimum EPS Amounts shall be made for recapitalizations of the Corporation and forward and reverse stock splits.

     8. VACATION. Executive shall be entitled to four weeks paid vacation per Employment Year. Vacation time shall not be accumulated from year to year.

     9. KEY MAN LIFE INSURANCE. The Corporation may purchase and maintain insurance covering the life of Executive ("Key-man Insurance") in an amount determined by the



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Corporation. The Corporation shall be the sole owner and beneficiary of the
Key-man Insurance and may apply to the payment of premiums thereunder any dividends declared and paid thereon. Executive shall submit himself from time to time to such physical examinations as the Board of Directors of the Corporation may deem necessary or desirable in connection with the purchase and maintenance of the Key-man Insurance.

     10. NON-COMPETITION AND NON-RAIDING. In consideration of the Corporation's entering into this Agreement:

          10.1 NON-COMPETITION. Executive agrees that during a period from the Commencement Date until the greater of (i) two years after the termination of Executive's employment hereunder for any reason, or (ii) such period of time as Executive is receiving retirement benefits pursuant to Section 15 hereof, he will not, directly or indirectly, without the prior written consent of the Corporation, own, manage, operate, join, control, participate in, perform any services for, invest in, or otherwise be connected with, in any manner, whether as an officer, director, employee, consultant, partner, investor or otherwise, any business entity which is engaged in the design, importation, manufacture and/or sale of electronic gaming devices or coin-operated amusement games or any business entity which is engaged in any other business in which the Corporation or any affiliate of the Corporation is engaged at the end of the Term or the time of termination of Executive's employment or, to the knowledge of Executive, is planning to be engaged within one year after such termination. Nothing herein contained shall be deemed to prohibit Executive from investing his funds in securities of a company if the securities of such company are listed for trading on a national stock exchange or traded in the over-the-counter market and Executive's holdings therein represent less than five percent of the total number of shares or principal amount of other securities of such company outstanding.



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          10.2 NON-RAIDING. Executive agrees that during a period from the
Commencement Date until the greater of (i) two years after the termination of Executive's employment hereunder for any reason, or (ii) such period of time as Executive is receiving retirement benefits pursuant to Section 15 hereof, he will not, directly or indirectly, without the prior written consent of the Corporation, induce or influence, or seek to induce or influence, any person who is engaged by the Corporation or any affiliate of the Corporation as an employee, agent, independent contractor or otherwise, to terminate his employment or engagement, nor shall Executive directly or indirectly, through any other person, firm or corporation, employ or engage, or solicit for employment or engagement, or advise or recommend to any other person or entity that such person or entity employ or engage or solicit for employment or engagement, any person or entity employed or engaged by the Corporation or any affiliate of the Corporation.

          10.3 MODIFICATION. Executive acknowledges that the provisions of this
Section 10 are reasonable and necessary for the protection of the Corporation. In the event that any provision of this Section 10, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

     11.  CONFIDENTIALITY AGREEMENT.

          11.1 As used herein, the term "Confidential Information" shall mean any and all information of the Corporation and of its affiliates (for purposes of this paragraph, the Corporation's affiliates shall be deemed included within the meaning of "Corporation"),



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including, but not limited to, all data, compilations, programs, devices, strategies, or methods concerning or related to (i) the Corporation's finances, financial condition, results of operations, employee relations, amounts of compensation paid to officers and employees and any other data or information relating to the internal affairs of the Corporation and its operations; (ii) the terms and conditions (including prices) of sales and offers of sales of the Corporation's products and services; (iii) the terms, conditions and current status of the Corporation's agreements and relationship with any customer or supplier; (iv) the customer and supplier lists and the identities and business preferences of the Corporation's actual and prospective customers and suppliers or any employee or agent thereof with whom the Corporation communicates; (v) the trade secrets, manufacturing and operating techniques, price data, costs, methods, systems, plans, procedures, formulas, processes, hardware, software, machines, inventions, designs, drawings, artwork, blueprints, specifications, tools, skills, ideas, and strategic plans possessed, developed, accumulated or acquired by the Corporation; (vi) any communications between the Corporation, its officers, directors, stockholders, or employees, and any attorney retained by the Corporation for any purpose, or any person retained or employed by such attorney for the purpose of assisting such attorney in his or her representation of the Corporation; (vii) any other information and knowledge with respect to all products developed or in any stage of development by the Corporation; (viii) the abilities and specialized training or experience of others who as employees or consultants of the Corporation during the Term have engaged in the design or development of any such products; and (ix) any other matter or thing, whether or not recorded on any medium, (a) by which the Corporation derives actual or potential economic value from such matter or thing being not generally known to other persons or entities who might obtain



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economic value from its disclosure or use, or (b) which gives the Corporation an opportunity to obtain an advantage over its competitors who do not know or use the same.

          11.2 Executive acknowledges and agrees that the Corporation is engaged in highly competitive businesses and has expended, or will expend, significant sums of money and has invested, or will invest, a substantial amount of time to develop and maintain the secrecy of the Confidential Information. The Corporation has thus obtained, or will obtain, a valuable economic asset which has enabled, or will enable, it to develop an extensive reputation and to establish long-term business relationships with its suppliers and customers. If such Confidential Information were disclosed to another person or entity or used for the benefit of anyone other than the Corporation, the Corporation would suffer irreparable harm, loss and damage. Accordingly, Executive acknowledges and agrees that, unless the Confidential Information becomes publicly known through legitimate origins not involving an act or omission by Executive:


          (1) the Confidential Information is, and all times hereafter shall remain, the sole property of the Corporation;

          (2) Executive shall use his best efforts and the utmost diligence to guard and protect the Confidential Information from disclosure to any competitor, customer or supplier of the Corporation or any other person, firm, corporation or other entity;

          (3) unless the Corporation gives Executive prior express written permission, during his employment and thereafter, Executive shall not use for his own benefit, or divulge to any competitor or customer or any other person, firm, corporation, or other entity, any of the Confidential Information which Executive may obtain,



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          learn about, develop or be entrusted with as a result of Executive's employment by the Corporation; and

          (4) except in the ordinary course of the Corporation's business, Executive shall not seek or accept any Confidential Information from any former, present or future employee of the Corporation.

          11.3 Executive also acknowledges and agrees that all documentary and tangible Confidential Information including, without limitation, such Confidential Information as Executive has committed to memory, is supplied or made available by the Corporation to the Executive solely to assist him in performing his services under this Agreement. Executive further agrees that after his employment with the Corporation is terminated for any reason:

          (1) Executive shall not remove from the property of the Corporation and shall immediately return to the Corporation, all documentary or tangible Confidential Information is his possession, custody, or control and not make or keep any copies, notes, abstracts, summaries, tapes or other record of any type of Confidential Information; and

          (2) Executive shall immediately return to the Corporation any and all other property of the Corporation in his possession, custody or control, including, without limitation, any and all keys, security cards, passes, credit cards and marketing literature.

          11.4 In the event that Executive is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, Executive shall provide the Corporation with prompt written notice of any such request or

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requirement so that, if practical, the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver, Executive receives advice of counsel that he is nonetheless legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, Executive may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that Executive exercises his reasonable efforts to preserve the confidentiality of the disclosed Confidential Information, including, without limitation, by cooperating with the Corporation to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the disclosed Confidential Information by such tribunal.

     12. INVENTION DISCLOSURE. Any invention, improvement, design, development or discovery conceived, developed, created or made by Executive alone or with others, during the period of his employment hereunder and applicable to the business of the Corporation or its affiliates, whether or not patentable or registrable, shall become the sole and exclusive property of the Corporation. Executive hereby assigns to the Corporation, all of his rights to any "intellectual material" created or developed by him during the course of his employment. As used herein, "intellectual material" shall include, but shall not be limited to, ideas, titles, themes, production ideas, methods of presentation, artistic renderings, sketches, plots, music, lyrics, dialogue, phrases, slogans, catch words, characters, names and similar literary, dramatic and musical material, trade names, trademarks and service marks and all copyrightable expressions in audio visual works, computer software, electronic circuitry and all mask works for integrated circuits. Executive shall disclose the intellectual material promptly and completely to the

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Corporation and shall, during the period of his employment hereunder and at any time and from time to time hereafter (a) execute all documents requested by the Corporation for vesting in the Corporation or any of its affiliates the entire, right, title and interest in and to the same, (b) execute all documents requested by the Corporation for filing and prosecuting such applications for patents, trademarks and/or copyrights as the Corporation, in its sole discretion, may desire to prosecute, and (c) give the Corporation all assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect the Corporation's right therein and thereto. If any such assistance is required following the termination of this Agreement, the Corporation shall reimburse Executive for his time and the reasonable expenses incurred by him in rendering such assistance. Anything contained in this paragraph to the contrary notwithstanding, this Section does not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the Corporation or its affiliates was used and which was developed entirely on the Executive's own time, unless (d) the invention relates: (i) to the business of the Corporation or its affiliates, or (ii) to the Corporation's or any of its affiliates' actual or demonstrably anticipated research or development, or (e) the invention results from any work performed by the Executive for the Corporation or its affiliates.

      13. REMEDIES. Executive acknowledges and agrees that the business of the Corporation is highly competitive and that violation of any of the covenants provided for in Paragraphs 10, 11 and 12 of this Agreement would cause immediate, immeasurable and irreparable harm, loss and damage to the Corporation not adequately compensable by a monetary award. Accordingly, Executive agrees, without limiting any of the other remedies available to the Corporation, that any violation of said covenants, or any one of them, may be enjoined or

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restrained by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary or final injunctions may be issued by any court of competent jurisdiction, without notice and without bond. In the event any proceedings are commenced by the Corporation against Executive for any actual or threatened violation of any of said covenants and if the Corporation prevails in such litigation, then, Executive shall be liable to the Corporation for, and shall pay to the Corporation, all costs and expenses of any kind, including reasonable attorneys' fees, which the Corporation may incur in connection with such proceedings.

     14.  TERMINATION OF EMPLOYMENT.

          14.1 DEATH. Executive's employment shall terminate automatically upon the death of Executive.

          14.2 DISABILITY. If the Corporation determines in good faith that the permanent disability of Executive has occurred during the Term (pursuant to the definition of "permanent disability" set forth below), it may give to Executive written notice in accordance with Section 18 of its intention to terminate Executive's employment. In such event, Executive's employment with the Corporation shall terminate effective on the 30th day after receipt of such notice by Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, "permanent disability" shall mean the absence of Executive from Executive's duties with the Corporation on a full-time basis for 90 consecutive business days, or for six months in any 12-month period during the Term, as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to Executive or Executive's legal representative.

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          14.3   CAUSE. The Corporation may terminate Executive's employment during the Term for "cause." For purposes of this Agreement, "cause" means (i) conviction (pursuant to a final or non-appealable judgment) of a felony or any other crime involving fraud, larceny or dishonesty; (ii) failure and refusal to follow a reasonable direction of the Board of Directors of the Corporation after notice in writing of such failure or refusal and a cure period of ten days thereafter; (iii) commission of any dishonest, willful or grossly negligent act which has or is reasonably likely to have a material adverse effect on the Corporation or its customer or trade relationships; or (iv) failure or refusal to provide accurate and reasonably complete information with respect to Executive's personal history to the Corporation or to governmental agencies regulating the business of the Corporation, failure or refusal to reasonably cooperate with such regulators or failure to obtain necessary regulatory licensing approvals or clearances because of intentionally inaccurate, intentionally incomplete or falsified information provided by Executive. It is understood that poor financial performance of the Corporation shall not in itself constitute grounds for the termination of Executive for "cause."

          14.4 GOOD REASON. Executive's employment may be terminated by Executive for "good reason." For purposes of this Agreement, "good reason" shall mean (i) a material breach by the Corporation of any material provision of this Agreement, after the Executive has provided the Corporation with notice thereof and a reasonable opportunity to cure such breach, (ii) Executive is placed in any position of lesser stature than that of President and Chief Executive Officer of the Corporation or is assigned duties inconsistent with such position, or is required to report to anyone other than the Board of Directors of the Corporation; (iii) the Corporation reduces the amount of compensation to which Executive is entitled under the terms of this Agreement; (iv) Executive is removed from or not re-elected to the Board of Directors of

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the Corporation; or (v) the Corporation moves its headquarters to a location other than its present location or to 3401 North California Avenue, Chicago, Illinois without Executive's consent so that such headquarters are located more than 40 miles farther from Executive's current place of residence than the Corporation's headquarters are presently located.

          14.5 NOTICE OF TERMINATION. Any termination by the Corporation for "cause", or by Executive for "good reason", shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 18 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by Executive or the Corporation to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of "good reason" or "cause" shall not waive any right of Executive or the Corporation, respectively, hereunder or preclude Executive or the Corporation, respectively, from asserting such fact or circumstance in enforcing Executive's or the Corporation's rights hereunder.

          14.6 DATE OF TERMINATION. "Date of Termination" means (i) if Executive's employment is terminated by the Corporation for "cause", or by Executive for "good reason", the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if Executive's employment is terminated by the Corporation other than for "cause" or "disability", the Date of Termination shall be the date on which the Corporation notifies

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Executive of such termination and (iii) if Executive's employment is terminated by reason of death or "disability", the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

          14.7 PAYMENTS AS A RESULT OF TERMINATION. (a) If, during the Term, the Corporation shall terminate Executive's employment other than for "cause", death or "permanent disability", or Executive shall terminate employment for "good reason:"

                 (i) the Corporation shall pay to Executive within 30 days after the Date of Termination Executive's annual Base Salary payable under Section 5.1 through the Date of Termination to the extent not theretofore paid, and

                 (ii) within 30 days after the Corporation publicly announces its audited results for the fiscal year in which the Date of Termination occurs, the product of (x) the annual bonus payable under Section 5.2 (the "Annual Bonus") and (y) a fraction (the "Proration Fraction"), the numerator of which is the number of days in the applicable fiscal year through the Date of Termination, and the denominator of which is 365, less any payments theretofore made to Executive in respect of the Annual Bonus (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the "Accrued Obligations"); and

                 (iii) the amount equal to the product of three times the sum of one year's Base Salary and One Year's Bonus. "One Year's Bonus" means the average annual bonus earned by Executive during the two full fiscal years preceding the Date of Termination or if there have not been two full

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                 fiscal years preceding the Date of Termination, One Year's
                 Bonus means the bonus earned by Executive during the one full fiscal year preceding the Date of Termination or if there has not been one full fiscal year preceding the Date of Termination, One Year's Bonus means Five Hundred Thousand Dollars ($500,000).

          (b) If Executive's employment shall be terminated for "cause" or the Executive terminates employment without "good reason" during the Term, Executive's employment under this Agreement shall terminate without further obligations by the Corporation to Executive other than the obligation to pay to Executive the Accrued Obligations.

          (c) If Executive's employment terminates at the expiration of the Original term or the Extended Term, or by reason of death or permanent disability, Executive's employment under this Agreement shall terminate without further obligation of the Corporation to Executive other than the obligation to pay to Executive the Accrued Obligations, such obligations as are provided in
Section 15, and if such termination is by reason of death, Executive's Base Salary shall continue to be paid to his designated beneficiaries for a period of six months after the date of death.

     15. RETIREMENT. The Corporation will pay to Executive during the Payment Period (as defined below), an annual retirement benefit equal to one-half (1/2) of the annual base salary payable to Executive as of the Retirement Date (as defined below), but no less than Two Hundred Seventy Five Thousand Dollars ($275,000) per annum. The annual retirement benefit shall be paid in equal monthly installments beginning on the first day of the first month following Executive's Retirement Date and on the first day of each month thereafter. In the event that Executive shall die after his Retirement Date, but before the retirement benefits

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provided for herein shall be fully paid, the balance thereof shall thereafter be payable in monthly installments to his estate. "Retirement Date" shall mean the date of termination of Employee's employment under this Agreement, for whatever reason. The "Payment Period" means the period beginning on the Retirement Date and ending on the expiration of the lesser of (a) ten years, or (b) the number of years or fractions thereof after March 21, 2000 that Executive is employed by the Corporation.

     16.  CHANGE OF CONTROL

          16.1 If at any time during the Term, individuals who presently constitute the Board of Directors of the Corporation, or who have been recommended for election to the Board by two-thirds of the Board consisting of individuals who are either presently on the Board or such recommended successors cease for any reason to constitute at least a majority of such Board (such event being hereafter referred to as a "Change of Control") and Executive gives written notice to the Corporation within 60 days after such Change of Control of his election to terminate his employment hereunder, the Corporation shall pay to Executive within 15 days after Executive's delivery of such notice, as severance pay and liquidated damages, in lieu of any other rights or remedies which might otherwise be available to him under this Agreement, and without mitigation of any kind or amount, whether or not Executive shall seek or accept other employment, a lump sum payment equal in amount to (i) the sum of (A) the annual Base Salary payable to Executive under Section 5.1; and (B) One Year's Bonus payable to Executive under Section 5.2; (ii) multiplied by three. In addition, the amount of retirement benefits which would be payable to Executive if he had retired on the date of such Change of Control shall be paid in full in a lump sum. The health benefits provided for Executive by the Corporation on the date of Change of Control shall continue to be provided for 18 months thereafter at the Corporation's

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expense. The payments provided for in this Section 16.1 shall be paid in full, without discount to present value.

          16.2   If it shall be determined that any amount payable under
Section 16.1 by the Corporation to or for the benefit of Executive (a "Base Payment") would be subject to the excise tax (the "Excise Tax") imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that the net amount retained by Executive, after the calculation and deduction of any Excise Tax on the Base Payment shall be equal to the Base Payment, less any federal, state and local income taxes. The Gross-Up Payment shall be reduced by income or Excise Tax withholding payments made by the Corporation to any federal, state or local taxing authority with respect to the Gross-Up Payment that was not deducted from compensation payable to the Executive. All determinations required to be made under this Section 16.2, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determination, except as specified above, shall be made by the Corporation's auditors (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Corporation and Executive within fifteen business days after the receipt of notice from Executive that there should be a Gross-Up Payment. The determination of tax liability made by the Accounting Firm shall be subject to review by Executive's tax advisor, and, if Executive's tax advisor does not agree with the determination reached by the Accounting Firm, then the Accounting Firm and Executive's tax advisor shall jointly designate a nationally recognized public accounting firm, which shall make the determination. All fees and expenses of the accountants retained by the Corporation or

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

jointly designated and retained shall be borne by the Corporation. Any determination by a jointly designated public accounting firm shall be binding upon the Corporation and Executive.

          16.3 Effective from and after July 16, 2001, in the event of (i) Executive's death; (ii) termination of Executive's employment by reason of permanent disability as provided in Section 14.2; (iii) Change of Control of the Corporation as defined in Section 16.1, or (iv) any person or entity or group of affiliated persons or entities who are not the owners of at least 15% of the outstanding shares of voting securities of the Corporation on the date hereof, acquiring more than 25% of the outstanding shares of the Corporation's voting securities (each of the events referred to in clauses (i) - (iv) being an "Accelerated Vesting Event"), all unexpired options to purchase shares of the Corporation's Common Stock owned by Executive on the date of the Accelerated Vesting Event shall, if unvested, vest fully on the date of the Accelerated Vesting Event notwithstanding any vesting provisions of such options.. All options granted pursuant to Section 7 of this Agreement and all options hereafter granted by the Corporation shall provide for accelerated vesting pursuant to this Section 16.3.

     17. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to Executive's employment with the Corporation and no amendment or modification hereof shall be valid or binding unless made in writing and signed by the party against whom enforcement thereof is sought.

     18. NOTICES. Any notice required, permitted or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by telephone facsimile or sent by certified mail, return receipt requested, or sent by responsible overnight delivery service, postage and fees prepaid, to the parties hereto at their respective addresses set forth below. Either of the parties hereto may at

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any time and from time to time change the address to which notice shall be sent hereunder by notice to the other party given under this Section 18. The date of the giving of any notice sent by mail shall be three business days following the date of the posting of the mail, if delivered in person, the date delivered in person, if sent by overnight delivery service, the next business day following delivery to an overnight delivery service or if sent by telephone facsimile, the date sent by telephone facsimile.

         If to the Corporation:

                  800 South Northpoint Boulevard
                  Waukegan, IL 60085
                  Facsimile:  (847) 785-3789
                  Attention:  General Counsel

         If to the Executive:

                  680 Leland Court
                  Lake Forest, IL 60045
                  Facsimile:  (847) 735-1689

     19. WITHHOLDING TAXES. All payments made to Executive under this Agreement shall be subject to applicable payroll taxes and withholding requirements.

     20. NO ASSIGNMENT. Neither this Agreement nor the right to receive any payments hereunder may be assigned by Executive. This Agreement shall be binding upon Executive, his heirs, executors and administrators and upon the Corporation, its successors and assigns.

     21. NO WAIVER. No course of dealing nor any delay on the part of the Corporation in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

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     22.  GOVERNING LAW. This Agreement shall be governed, interpreted and construed in accordance with the substantive laws of the State of Illinois applicable to agreements entered into and to be performed entirely therein.

     23. SEVERABILITY. If any clause, paragraph, section or part of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any arbitrator or court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or affect any other clause, paragraph, section or part of this Agreement. The parties intend that all clauses, paragraphs, sections or parts of this Agreement shall be enforceable to the fullest extent permitted by law.

     24. AFFILIATE. As used in this Agreement, "affiliate" means any person or entity controlled by or under common control with the Corporation.

     25. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which counterparts, when taken together, shall constitute but one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

                                     WMS INDUSTRIES INC.


                                     By: /s/ Orrin J. Edidin
                                        --------------------------------
                                         Name:    Orrin J. Edidin
                                         Title:   Executive Vice President


                                     /s/ Brian R. Gamache
                                     -----------------------------------
                                     BRIAN R. GAMACHE



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